Exhibit 99.1

CONTACTS: Dennis M. Oates	June Filingeri
Chairman,	President
President and CEO	Comm-Partners LLC
(412) 257-7609	(203) 972-0186

FOR IMMEDIATE RELEASE

UNIVERSAL STAINLESS REPORTS CONTINUED OPERATIONAL AND FINANCIAL

IMPROVEMENTS IN FOURTH QUARTER 2017 RESULTS

•	Q4 2017 Sales of $50.3 Million, Up 47.2% vs. Q4 2016

•	Q4 Net Income of $7.9 million, or $1.06 per diluted share, including a net tax benefit of $1.06 per diluted share primarily attributable to the new federal tax legislation

•	EBITDA in Q4 of $5.8 Million, Up 82.4% from Q4 2016

•	Quarter-End Backlog of $77.7 Million, Up 17.3% sequentially, and Up 77.3% vs. Q4 2016

BRIDGEVILLE, PA, January 24, 2018 – Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP) today reported net sales for the fourth quarter of 2017 of $50.3 million, an increase of 47.2% from $34.2 million in the fourth quarter of 2016, and slightly below $50.9 million in the 2017 third quarter. All end markets made substantial contributions to the year-over-year quarterly sales growth, including aerospace, the Company’s largest end market, where sales grew 70.1% from the fourth quarter of 2016.

Sales of premium alloys remained at record levels in the fourth quarter of 2017 at $7.3 million, or 14.6% of sales, compared with $7.4 million, or 14.5% of sales reached in the third quarter of 2017, and versus $3.1 million, or 9.1% of sales, in the fourth quarter of 2016.

For full year 2017, sales increased to $202.6 million, up 31.2% from $154.4 million in 2016. Sales of premium alloys in 2017 increased 90.1% to $27.3 million, or 13.5% of sales, from $14.4 million, or 9.3% of sales, in 2016.

The Company’s gross margin for the fourth quarter of 2017 was $6.2 million, or 12.3% of sales, compared with $5.5 million, or 10.7% of sales, in the third quarter of 2017, and $3.1 million, or 9.1% of sales, in the fourth quarter of 2016.

For the fourth quarter of 2017, selling, general and administrative expenses were $5.1 million, or 10.2% of sales, compared with $4.4 million, or 8.7% of sales, in the 2017 third quarter, and $4.5 million, or 13.3% of sales, in the fourth quarter of 2016. The fourth quarter increase is primarily due to increased legal expenses and adjustments to the bonus program accruals.

Net income for the fourth quarter of 2017 was $7.9 million, or $1.06 per diluted share, including a net tax benefit of $1.06 per diluted share primarily attributable to the new federal tax legislation. In the third quarter of 2017, the Company incurred a net loss of $0.3 million, or $0.04 per diluted share, including unusual charges related to the facility fires totaling $0.03 per diluted share, and $0.03 per diluted share of discrete tax expense items mainly related to the new stock compensation accounting guidance in 2017. In the fourth quarter of 2016, the Company’s net loss was $1.6 million, or $0.22 per diluted share.

For full year 2017, net income was $7.6 million, or $1.03 per diluted share, (including $1.03 per diluted share of net tax benefit) compared with a net loss of $5.3 million, or $0.74 per diluted share, in full year 2016.

The Company’s EBITDA for the fourth quarter of 2017 was $5.8 million, an increase of 2.3% from the 2017 third quarter and an increase of 82.4% from the prior year fourth quarter.

For full year 2017, the Company’s EBITDA was $22.9 million, an increase of $9.5 million, or 71.6%, compared with full year 2016.

Backlog (before surcharges) at December 31, 2017 was $77.7 million, an increase of 17.3% from September 30, 2017, and 77.3% higher than at the end of the 2016 fourth quarter. The December 31, 2017 backlog is the largest backlog since the second quarter of 2012.

The Company’s fourth quarter debt was $79.7 million compared with $77.1 in the third quarter of 2017, with the increase for higher working capital driven by strong bookings and backlog growth.

Capital expenditures for the fourth quarter of 2017 increased to $3.3 million from $1.6 million in the third quarter of 2017 and $1.3 million in the fourth quarter of 2016 and included down payments on capital projects scheduled for 2018 in Dunkirk and Bridgeville.

Chairman, President and CEO Dennis Oates commented: “We continue to see positive customer sentiment and increasing market momentum. Our bookings in the fourth quarter were the highest level reached since the first quarter of 2012. Our top line continued to grow, including a record level of premium alloy sales, despite the normal seasonal slow-down as customers address their year-end inventory targets and extreme weather conditions.

“We made modest progress in improving our gross margin during the fourth quarter, although there was some spill-over effect from the September fire-related issues as we sold through third quarter production and worked to keep orders flowing according to schedule. These challenges are now largely behind us and our focus is on expanding gross margins, driving efficiencies and seizing opportunities in the current strong market.”

Webcast

The Company has scheduled a conference call for today, January 24, 2018, at 10:00 a.m. (Eastern) to discuss fourth quarter 2017 results. A simultaneous webcast will be available on the Company’s website at www.univstainless.com, and thereafter archived on the website through the end of the first quarter of 2018.

About Universal Stainless & Alloy Products, Inc.

Universal Stainless & Alloy Products, Inc., headquartered in Bridgeville, PA, manufactures and markets semi-finished and finished specialty steels, including stainless steel, nickel alloys, tool steel and certain other alloyed steels. The Company’s products are used in a variety of industries, including aerospace, power generation, oil and gas, and heavy equipment manufacturing. Established in 1994, the Company, with its experience, technical expertise, and dedicated workforce, stands committed to providing the best quality, delivery, and service possible. More information is available at www.univstainless.com.

Forward-Looking Information Safe Harbor

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, the concentrated nature of the Company’s customer base to date and the Company’s dependence on its significant customers; the receipt, pricing and timing of future customer orders; changes in product mix; the limited number of raw material and energy suppliers and significant fluctuations that may occur in raw material and energy prices; risks related to property, plant and equipment, including the Company’s reliance on the continuing operation of critical manufacturing equipment; risks associated with labor matters; the Company’s ongoing requirement for continued compliance with laws and regulations, including applicable safety and environmental regulations; the ultimate outcome of the Company’s current and future litigation and matters; risks related to acquisitions that the Company may make; and the impact of various economic, credit and market risk uncertainties. Many of these factors are not within the Company’s control and involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from any future performance suggested herein. Any unfavorable change in the foregoing or other factors could have a material adverse effect on the Company’s business, financial condition and results of operations. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company’s control. Certain of these risks and other risks are described in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

Non-GAAP Financial Measures

This press release includes discussions of financial measures that have not been determined in accordance with U.S. Generally Accepted Accounting Principles (GAAP). These measures include earnings (loss) before interest, income taxes, depreciation and amortization (EBITDA) and Adjusted EBITDA. We include these measurements to enhance the understanding of our operating performance. We believe that EBITDA, considered along with net earnings (loss), is a relevant indicator of trends relating to cash generating activity of our operations. Adjusted EBITDA excludes the effect of share-based compensation expense and other non-cash generating activity such as impairments and the write-off of deferred financing costs. We believe excluding these costs provides a consistent comparison of the cash generating activity of our operations. We believe that EBITDA and Adjusted EBITDA are useful to investors as they facilitate a comparison of our operating performance to other companies who also use EBITDA and Adjusted EBITDA as supplemental operating measures. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measures. These non-GAAP measures may not be entirely comparable to similarly titled measures used by other companies due to potential differences among calculations methodologies. A reconciliation of these non-GAAP financial measures to their most directly comparable financial measure prepared in accordance with GAAP is included in the tables that follow.

-TABLES FOLLOW -

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

FINANCIAL HIGHLIGHTS

(Dollars in Thousands, Except Per Share Information)

(Unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net Sales
Stainless steel	$33,307	$23,048	$139,603	$112,118
High-strength low alloy steel	4,744	2,241	15,693	13,180
Tool steel	7,355	6,469	32,279	19,179
High-temperature alloy steel	4,350	1,415	12,435	6,057
Conversion services and other sales	518	986	2,633	3,900

Total net sales	50,274	34,159	202,643	154,434
Cost of products sold	44,115	31,060	179,609	140,921

Gross margin	6,159	3,099	23,034	13,513
Selling, general and administrative expenses	5,121	4,549	18,797	17,482

Operating income (loss)	1,038	(1,450)	4,237	(3,969)

Interest expense	1,005	928	4,022	3,659
Deferred financing amortization	63	64	255	1,015
Other (income) expense	(6)	20	(49)	230

Income (loss) before income taxes	(24)	(2,462)	9	(8,873)
Benefit for income taxes	(7,884)	(877)	(7,601)	(3,526)

Net income (loss)	$7,860	$(1,585)	$7,610	$(5,347)

Net income (loss) per common share - Basic	$1.09	$(0.22)	$1.05	$(0.74)

Net income (loss) per common share - Diluted	$1.06	$(0.22)	$1.03	$(0.74)

Weighted average shares of common stock outstanding
Basic	7,238,372	7,206,753	7,225,697	7,193,300
Diluted	7,417,044	7,206,753	7,374,805	7,193,300

MARKET SEGMENT INFORMATION

	Three Months Ended		Year ended
	December 31,		December 31,
	2017	2016	2017	2016
Net Sales
Service centers	$34,641	$23,744	$140,259	$108,582
Forgers	4,497	2,557	18,442	13,441
Rerollers	6,223	3,125	23,675	12,481
Original equipment manufacturers	4,395	3,747	17,634	16,030
Conversion services and other sales	518	986	2,633	3,900

Total net sales	$50,274	$34,159	$202,643	$154,434

Tons shipped	8,996	7,582	39,246	31,372

MELT TYPE INFORMATION

	Three Months Ended		Year ended
	December 31,		December 31,
	2017	2016	2017	2016
Net Sales
Specialty alloys	$42,428	$30,074	$172,715	$136,178
Premium alloys *	7,328	3,099	27,295	14,356
Conversion services and other sales	518	986	2,633	3,900

Total net sales	$50,274	$34,159	$202,643	$154,434

END MARKET INFORMATION **

	Three Months Ended		Year ended
	December 31,		December 31,
	2017	2016	2017	2016
Net Sales
Aerospace	$28,391	$16,692	$111,795	$91,979
Power generation	4,325	3,242	16,592	14,175
Oil & gas	4,773	3,147	19,069	12,392
Heavy equipment	7,545	6,833	33,876	20,109
General industrial, conversion services and other sales	5,240	4,245	21,311	15,779

Total net sales	$50,274	$34,159	$202,643	$154,434

*	Premium alloys represent all vacuum induction melted (VIM) products.
**	The majority of our products are sold to service centers rather than the ultimate end market customer. The end market information in this press release is our estimate based upon our knowledge of our customers and the grade of material sold to them, which they will in-turn sell to the ultimate end market customer.

CONDENSED CONSOLIDATED BALANCE SHEETS
	December 31,
	2017	2016
Assets

Cash	$207	$75
Accounts receivable, net	24,990	19,437
Inventory, net	116,663	91,342
Other current assets	4,404	2,729

Total current assets	146,264	113,583
Property, plant and equipment, net	174,444	182,398
Other long-term assets	523	64

Total assets	$321,231	$296,045

Liabilities and Stockholders’ Equity

Accounts payable	$34,898	$19,906
Accrued employment costs	4,075	3,803
Current portion of long-term debt	4,707	4,579
Other current liabilities	1,268	898

Total current liabilities	44,948	29,186
Long-term debt	75,006	67,998
Deferred income taxes	9,605	17,629
Other long-term liabilities	4	12

Total liabilities	129,563	114,825
Stockholders’ equity	191,668	181,220

Total liabilities and stockholders’ equity	$321,231	$296,045

CONSOLIDATED STATEMENTS OF CASH FLOW

	Year Ended December 31,
	2017	2016
Operating activities:
Net income (loss)	$7,610	$(5,347)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	18,823	18,533
Deferred income tax	(7,593)	(3,525)
Write-off of deferred financing costs	—	768
Share-based compensation expense, net	1,564	1,405
Net gain on asset disposals	(70)	(340)
Changes in assets and liabilities:
Accounts receivable, net	(5,567)	(1,754)
Inventory, net	(27,378)	(9,155)
Accounts payable	14,178	7,096
Accrued employment costs	272	547
Income taxes	77	200
Other, net	(811)	(22)

Net cash provided by operating activities	1,105	8,406

Investing activities:
Capital expenditures	(7,996)	(4,376)
Proceeds from sale of property, plant and equipment	70	1,571

Net cash used in investing activities	(7,926)	(2,805)

Financing activities:
Borrowings under revolving credit facility	350,314	241,152
Payments on revolving credit facility	(338,836)	(259,243)
Borrowings under term loan facility	—	30,000
Payments on term loan facility, capital leases, and convertible notes	(5,078)	(17,448)
Proceeds from the issuance of common stock	553	651
Payment of deferred financing costs	—	(750)

Net cash provided by (used in) financing activities	6,953	(5,638)

Net increase (decrease) in cash	132	(37)
Cash at beginning of period	75	112

Cash at end of period	$207	$75

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA
	Three Months ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net income (loss)	$7,860	$(1,585)	$7,610	$(5,347)
Interest expense	1,005	928	4,022	3,659
Benefit for income taxes	(7,884)	(877)	(7,601)	(3,526)
Depreciation and amortization	4,791	4,699	18,823	18,533

EBITDA	5,772	3,165	22,854	13,319
Share-based compensation expense	197	433	1,564	1,405
Write-off of deferred financing costs	—	—	—	768

Adjusted EBITDA	$5,969	$3,598	$24,418	$15,492